Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this post effective registration statement amendment no. 1 to Form SB-2 on Form S-1, of our report dated April 29, 2008, (which report expresses an unqualified opinion and includes an explanatory paragraph that raises substantial doubts about the entity’s ability to continue as a going concern), relating to the consolidated financial statements of PureDepth, Inc. for the year ended January 31, 2008.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Stonefield Josephson, Inc.
San Francisco, California
October  3, 2008